UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2013

4Licensing Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-7843	13-2691380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Third Avenue, 17th Floor, New York, New York 10017 (Address of principal executive offices, including zip code)

(212) 758-7666
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 21, 2013, 4Licensing Corporation (the “Company”) and Bruce R. Foster entered into an Employment Agreement, effective as of December 21, 2012,  pertaining to Mr. Foster’s service as Interim Chief Executive Officer and Chief Financial Officer of the Company (the “Employment Agreement”). Under the Employment Agreement, Mr. Foster continues to be treated  as an at-will employee, and either Mr. Foster  or  the Company  has the right to terminate the employment relationship at any time for any reason, or no reason, with or without notice, and with or without cause.  Mr. Foster is entitled to an annual base salary of $250,000 and has been granted an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.26 per share under the Company’s Equity Incentive Plan. In accordance with the Employment Agreement, Mr. Foster received a payment of $350,000 in satisfaction of all claims and obligations under his prior severance agreement. If Mr. Foster’s employment is terminated without Cause (as defined in the Employment Agreement), he will be entitled to a severance payment of $150,000, subject to his execution of a general release of all claims, damages, rights, remedies and liabilities against the Company, including all payment obligations of the Company under the Employment Agreement.

The Employment Agreement also contains a covenant not to compete which provides that Mr. Foster will not engage in competition with the Company for a period of 12 months following the date of termination of his employment as well as other customary covenants concerning non-disclosure of confidential information.

Item 9.01	Financial Statements and Exhibits.

(d)                Exhibits

99.1	Employment Agreement between the Company and Bruce Foster, dated as of March 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

4Licensing Corporation

Date: March 28, 2013	By:	/s/ Bruce R. Foster
Bruce R. Foster
Interim Chief Executive Officer,
Executive Vice President and Chief
Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Employment Agreement, dated March 21, 2013